UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023 (September 1, 2023)

Aclarion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41358	47-3324725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8181 Arista Place, Suite 100
Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 275-2266

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Common Stock	ACON	Nasdaq Stock Market
Common Stock Warrants	ACONW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Tranche 2 Closing of Unsecured Note Financing

Background

As previously disclosed, on May 16, 2023, Aclarion, Inc. (the “Company”, “we” and “us”) entered into a securities purchase agreement with accredited investors for an unsecured non-convertible note financing. At that time, the Company received $1,250,000 of gross proceeds in connection with the first tranche closing of this financing.

Pursuant to the securities purchase agreement, the Company has the option, subject to certain conditions, to close on a second tranche of this financing. If the second tranche is closed, the Company would receive an additional $750,000 of gross proceeds in connection with the second tranche closing of this financing. The option for the second tranche is exercisable by the Company at any time during the period commencing on the 10th trading day after the first tranche closing date and ending on the earlier of (x) the date no first tranche notes remain outstanding and (y) the six month anniversary of the first tranche closing date.

Amended Terms of the Notes and Securities Purchase Agreement

On September 1, 2023, the Company and the note holders agreed to waive monthly interest payments on the second tranche of notes to the Maturity Date (as defined therein), except in the case of an event of default.

In addition, the parties made certain conforming and clarifying changes to the terms of the notes and securities purchase agreement that would apply if the Company decides in the future to enter into an equity line facility.

Tranche 2 Closing

On September 1, 2023, the Company closed the second tranche of this financing. The Company received an additional $750,000 of gross proceeds in connection with the second tranche closing of this financing.

The proceeds of the second tranche closing will be used for general corporate purposes.

Terms of the Second Tranche Notes

The terms of the second tranche notes are substantially identical to the first tranche notes.

All of the notes were issued with a 15% original issue discount. The aggregate principal amount of the first tranche notes is $1,437,500. The aggregate principal amount of the second tranche notes is $862,500. The notes have an 8% interest rate, mature May 16, 2024, are unsecured, and are not convertible.

Interest on the first tranche notes are not payable until maturity, unless the notes are otherwise redeemed, from time to time, in accordance with the terms of the notes.

Interest on the second tranche notes is not payable until maturity, unless the notes are otherwise redeemed, from time to time, in accordance with the terms of the notes. In the event of a default, however, the default interest on the second tranche notes must be paid monthly.

The notes may be prepaid by the Company at any time without penalty. If the Company completes one or more qualified offerings of securities exceeding $4 million of proceeds, then the Company will be required to apply 50% of the offering proceeds over $4 million to retire outstanding notes.

After an event of default, the interest rate on the notes increases to 15%, and the notes become redeemable (at the option of the investor) at a redemption premium of 25%.

* * * * * *

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The foregoing description of the securities purchase agreement, the notes and waiver is qualified in its entirety by reference to the full text of those agreements, copies of which were filed as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K filed May 17, 2023 and Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The securities described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2) thereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Waiver and Amendment Agreement to the Securities Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACLARION, INC.

September 1, 2023	By:	/s/ John Lorbiecki
	Name:	John Lorbiecki
	Title:	Chief Financial Officer

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